Registration No. 33-84894
                                                     Rule 424(b)(3)


          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 26, 1995

                    MLCC MORTGAGE INVESTORS, INC., Seller
                ML Home Equity Loan Pass-Through Certificates,
                            Series 1995-2, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer


  --------------------------------------------------------------------------

     On October 31, 1995, the ML Home Equity Loan Trust 1995-2 (the "Trust") issued the ML Home Equity Loan Pass-Through Certificates, Series 1995-2 (the "Certificates") in an original aggregate principal amount of approximately $376,876,403. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of October 1, 1995 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-30 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                     MORTGAGE LOAN DELINQUENCY EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                                       As of December 31,
					------------------------------------------------------------------------------------
                                        1991           1992           1993          1994           1995            1996
					-----	      --------	     ---------	   -------	---------	------------
Number of revolving credit
  line loans serviced . . . . . .         15,913         15,084         13,839        15,598         25,056           28,368
Aggregate loan balance of
  revolving credit line
  loans serviced  . . . . . . . .     $1,073,492     $1,062,930     $1,037,427    $1,079,693     $1,293,483       $1,353,800
Loan balance of revolving
  credit line loans 2 months
  delinquent  . . . . . . . . . .     $    2,250     $    3,717     $    5,161    $    5,358     $    8,447       $    8,292
Loan balance of revolving
  credit line loans 3 months
  or more delinquent  . . . . . .     $   22,361     $   18,751     $   17,508    $   22,989     $   33,763       $   39,508
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance of
  revolving credit line loans . .          2.29%          2.11%          2.19%         2.63%          3.26%            3.53%



                         MORTGAGE LOAN LOSS EXPERIENCE
                            (DOLLARS IN THOUSANDS)


                                                                       As of December 31,
				     ---------------------------------------------------------------------------------------
                                        1991           1992           1993          1994           1995            1996
				     ----------	      ---------	   ----------	  -----------	 -----------	------------
Number of revolving credit
  line loans serviced . . . . . .         15,913         15,084         13,839        15,598         25,056           28,368
Aggregate loan balance of
  revolving credit line
  loans serviced  . . . . . . . .     $1,073,492     $1,062,930     $1,037,427    $1,079,693     $1,293,483       $1,353,800
For the Period:
  Gross Charge-offs
    dollars . . . . . . . . . . .     $      936     $    1,447     $    3,153    $    1,118     $    3,700       $    1,860
  Percentage(1)                            0.09%          0.14%          0.30%         0.10%          0.29%            0.14%




_____________
    (1) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the tables entitled "Group 1 Certificate Characteristics" and "Group 2 Certificate Characteristics" under the heading "Description of the Pooled Certificates-General" on pages 35 and 39, respectively, of the Prospectus are hereby updated to indicate, as of December 31, 1996, the Certificate Characteristics:


           Trust Balances of Mortgage Loans as of December 31, 1996


                                                 Number of                                  % of Pool
                                                  Mortgage               Loan                by Loan
         Range of Loan Balances                    Loans                Balance              Balance
---------------------------------------        ------------         ----------------       ------------
$    4,999.99 or Lower  . . . . . . . .              1,787            $ 3,911,158.31            2.15%
$    5,000.00-   9,999.99 . . . . . . . .              902              6,426,518.48            3.54
$    10,000.00-  14,999.99  . . . . . . .              639              7,757,665.30            4.27
$    15,000.00-  19,999.99  . . . . . . .              496              8,619,225.12            4.75
$    20,000.00-  24,999.99  . . . . . . .              353              7,880,108.02            4.34
$    25,000.00-  29,999.99  . . . . . . .              251              6,868,982.16            3.78
$    30,000.00-  34,999.99  . . . . . . .              187              6,027,270.18            3.32
$    35,000.00-  39,999.99  . . . . . . .              161              5,986,345.02            3.30
$    40,000.00-  44,999.99  . . . . . . .              166              6,991,891.90            3.85
$    45,000.00-  49,999.99  . . . . . . .              131              6,238,556.97            3.44
$    50,000.00-  54,999.99  . . . . . . .              102              5,298,702.45            2.92
$    55,000.00-  59,999.99  . . . . . . .               81              4,659,589.89            2.57
$    60,000.00-  64,999.99  . . . . . . .               56              3,491,903.66            1.92
$    65,000.00-  69,999.99  . . . . . . .               57              3,834,252.82            2.11
$    70,000.00-  74,999.99  . . . . . . .               56              4,063,942.44            2.24
$    75,000.00-  99,999.99  . . . . . . .              180             15,406,231.40            8.49
$    100,000.00-149,999.99  . . . . . . .              186             22,298,507.42           12.28
$    150,000.00-199,999.99  . . . . . . .               67             11,721,242.83            6.46
$    200,000.00-249,999.99  . . . . . . .               37              8,141,886.40            4.49
$    250,000.00-299,999.99  . . . . . . .               31              8,420,984.59            4.64
$    300,000.00-349,999.99  . . . . . . .               17              5,444,764.90            3.00
$    350,000.00-399,999.99  . . . . . . .                6              2,205,533.05            1.22
$    400,000.00-449,999.99  . . . . . . .                5              2,056,434.93            1.13
$    450,000.00-499,999.99  . . . . . . .                2                935,568.81            0.52
$    550,000.00-599,999.99  . . . . . . .                1                550,000.00            0.30
$    600,000.00-649,999.99  . . . . . . .                4              2,460,242.59            1.36
$    650,000.00-699,999.99  . . . . . . .                4              2,707,605.57            1.49
$    750,000.00-799,999.99  . . . . . . .                1                750,000.00            0.41
$    950,000.00-999,999.99  . . . . . . .                2              1,948,370.66            1.07
$  1,500,000.00- 1,599,999.99 . . . . . .                1              1,500,000.00            0.83
$    3,000,000.00 or Higher   . . . . . .                2              6,916,953.78            3.81
						   -------           ---------------          ------
                 TOTALS   . . . . . . .              5,971           $181,520,439.65          100.00%
						   =======           ===============          ======


                             ____________________

                The date of this Supplement is March 31, 1997.